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                                 EXHIBIT 99.1
                              [PHAMIS LETTERHEAD]



Contact:

Gregg Blodgett
Chief Financial Officer
(206) 689-1401

Violet Rehberg
Investor Relations
(206) 689-1477

FOR IMMEDIATE RELEASE
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                  PHAMIS INC. ADOPTS SHAREHOLDER RIGHTS PLAN

     Seattle, WA, July 29, 1996 -- PHAMIS Inc. (NASDAQ:PHAM). The Board of Directors of PHAMIS Inc. adopted a shareholder rights plan by declaring a dividend distribution of one Preferred Share Purchase Right on each outstanding share of PHAMIS Inc. common stock. Each Right will entitle shareholders to buy one one-thousandth of a share of a new series of preferred stock at an exercise price of $105.

     The Rights are designed to assure that all of PHAMIS Inc.'s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of PHAMIS Inc. without paying all shareholders a control premium. The Rights are not being distributed in response to any specific effort to acquire control of the Company.

     The Rights will be exercisable only if a person or group acquires 15% or more of PHAMIS Inc.'s common stock or announces a tender offer the consummation of which would result in a person or group owning such number of shares. Existing holders currently exceeding such ownership limit will not trigger the exercise of the Rights.

     If PHAMIS Inc. is acquired in a merger or other business combination transaction or sells 50% or more of its assets or earning power, each Right will entitle its holder (other than a person or group beneficially owning 15% or more of PHAMIS Inc.'s common stock) to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. In addition, if a person or group acquires 15% or more of PHAMIS Inc.'s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of PHAMIS Inc.'s common shares having a market value of twice the Right's exercise price.

     Until ten days after the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for $.01 per Right at the option of the Board of Directors.

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     The Rights are intended to enable all PHAMIS Inc.'s shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     The dividend distribution of the Rights will be made on July 31, 1996, payable to shareholders of record on that date. The Rights will expire ten years later on July 31, 2006. The Rights distribution is not taxable to shareholders.

     PHAMIS Inc. healthcare information solutions are part of a complete hardware and software system strategy designed for integrated healthcare delivery enterprises. Products include PHAMIS-LASTWORD/(R)/, an enterprise-wide, patient-centered healthcare information system; DataBreeze/TM/, a physician network management information system; and PHAMIS-enterprise view/TM/, a high-level decision support and clinical research tool. PHAMIS Inc.'s Web Site: http://www.phamis.com.


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